October 8, 2004

The Scudder Funds (New York Board)
One South Street
Baltimore, MD 21202

Re:  Letter of Indemnity

Ladies and Gentlemen:

Reference is made to the various investigations and requests for information by the Securities and Exchange Commission and other regulatory agencies since June 30, 2003, inquiring into various matters related to possible market timing or other improper trading activity in shares of the Scudder Funds. Deutsche Asset Management, Inc. and Investment Company Capital Corp. (hereafter, "DeAM") each serve as investment adviser for one or more of the Scudder Funds identified in Exhibit A hereto (the "Funds") pursuant to Investment Advisory Agreements.

Whereas, in response to these regulatory matters, DeAM has undertaken an internal investigation to determine the extent, if any, of improper market timing and other improper trading activity in shares of the Scudder Funds (including matters related thereto, such as the fair valuation of portfolio holdings, disclosure of portfolio holdings and prospectus disclosures related to the foregoing);

Whereas, the independent directors and trustees of the Funds (hereinafter the "Independent Trustees") may, on behalf of the Funds, undertake various further investigations of certain matters identified in DeAM's internal investigation;

Whereas these matters and related matters involving possible improper market timing and other improper trading activity in the Scudder Funds may be the basis of future enforcement actions brought by governmental authorities involving or potentially affecting the Funds or DeAM ("Enforcement Actions");

Whereas these matters and related matters are the basis in whole or in part for private actions brought by shareholders of the Funds, in many cases as purported class actions or derivative actions, variously against the Funds, their directors and officers, DeAM and certain other parties (the "Private Litigation"); and

Whereas these Enforcement Actions and Private Litigation may be the basis for further private actions against the Funds, their trustees and officers;

In consideration of the mutual undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, DeAM hereby agrees, subject to applicable law and regulation, to indemnify and hold harmless each of the Funds, and the successors and assigns of each Fund, against any and all loss, damage, liability and expense, including without limitation the advancement and payment as incurred of reasonable fees and expenses of counsel to the Funds and counsel to the Independent Trustees and consultants (whether retained by the Funds or the Independent Trustees) and other customary costs and expenses incurred by the Funds, arising from the matters alleged in any

Enforcement Actions or Private Litigation or any proceedings or actions that may be threatened or commenced in the future by any person (including any governmental authority) arising from or similar to the matters alleged in the Enforcement Actions or Private Litigation, including without limitation:

(i)               all reasonable legal and other expenses  incurred by the Funds
                  in   connection   with   investigations   undertaken   by  the
                  Independent Trustees;

(ii) all reasonable legal and other expenses incurred by the Funds in connection with any such proceedings or actions, including without limitation expenses related to the defense of, service by any Independent Trustee as a witness in, or monitoring of, any such proceedings or actions, compliance with disclosure requirements related to the foregoing, and any special communications to Fund shareholders;

(iii)             all  liabilities  and  expenses   incurred  by  the  Funds  in
                  connection with any judgment resulting from, or settlement of, any such proceeding, action or matter;

(iv) all liabilities and expenses incurred by the Funds under applicable law, the provisions of the governing instruments of any Fund, or any other agreement, providing for indemnification of trustees and officers;

(v) any loss or expense incurred by any Fund as a result of the denial of, or dispute about, any insurance claim under, or actual or purported rescission or termination of, any policy of insurance arranged by DeAM (or by a representative of DeAM acting as such, acting as a representative of the Funds or of the Independent Trustees, or acting otherwise) for the benefit of the Fund, to the extent that such denial, dispute, or rescission is based in whole or in part upon any alleged misrepresentation made in the application for such policy or any other alleged improper conduct on the part of DeAM, any of its corporate affiliates, or any of their directors, officers or employees; and

(vi) all liabilities and expenses incurred by any Fund in connection with any proceeding or action to enforce its rights under this agreement, unless DeAM prevails on the merits of any such dispute in a final, nonappealable court order.

The Funds will use their best efforts to notify DeAM of any proceedings or actions commenced against them, but the failure to provide such notification shall not relieve DeAM of any liability or obligation hereunder. The Funds shall be entitled to defend any such proceedings or actions against them using counsel of their choosing; provided, that all Funds for which the same Board serves shall seek, whenever possible, and consistent with the best interests of shareholders of each Fund, to choose the same counsel with respect to any proceeding or action covered by this agreement; and further provided, that if a Fund determines that it is appropriate to choose its own counsel with respect to a proceeding or action after all the Funds with the same Board have chosen one counsel, it will consult with DeAM before it chooses separate counsel. DeAM shall be entitled, at its expense, to participate in the defense of any such proceedings or actions against the Funds and shall be entitled to defend any such proceedings or actions against DeAM, in each case using counsel of its choosing. The Funds will not enter into any settlement of any such


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

proceeding or action without the consent of DeAM, which consent shall not be unreasonably withheld. Counsel to the Funds and any consultants retained by the Funds shall submit periodic statements of fees, costs and expenses incurred by the Funds to DeAM and shall provide reasonable assistance to DeAM in estimating future fees, costs and expenses hereunder.

In the event that, in an Enforcement Action, Private Litigation, or other similar action or proceeding instituted against the Funds by a party other than DeAM or its affiliates, the foregoing rights to indemnification and advancement and payment of expenses are determined in a final adjudication to be unavailable to any Fund for any reason, then DeAM hereby agrees to contribute to the amount paid or payable by a Fund as a result of any loss, damage, liability or expense in such proportion as is finally determined in such action or proceeding to reflect the relative fault of DeAM and such Fund with respect to the matters which resulted in such loss, damage, liability or expense, as well as any other relevant equitable considerations; provided, that if no final determination is made in such action or proceeding as to the relative fault of DeAM and such Fund, then DeAM shall pay the entire amount of such loss, damage, liability or expense.

To the extent DeAM pays costs, expenses, or losses under this agreement, it may seek reimbursement for such payment under any applicable policies of insurance under which DeAM and the Funds are joint insureds under such policy, and, at the request of DeAM, the Funds shall allow DeAM to pursue the Funds' claims with respect thereto under the policies of insurance specified in Exhibit B hereto, and to receive the proceeds therefrom. Any such claim shall be treated as an insurance claim by DeAM for purposes of any other agreement establishing priority of payment of insurance claims among insureds covered under the same policy. Nothing in this agreement shall limit DeAM's right to pursue insurance recovery under any insurance policies under which DeAM is an insured, including but not limited to those specified in Exhibit B, for claims, liabilities, expenses, suits, investigations, and other matters involving DeAM, except as provided herein with respect to claims with respect to amounts paid by DeAM to the Funds under this agreement. The Funds agree to cooperate with all reasonable requests of DeAM in connection with the pursuit of these insurance claims and to take all reasonable steps necessary to allow DeAM to pursue these claims including, but not limited to, commencing litigation in the Funds' names (but at DeAM's expense) under the policies of insurance. Notwithstanding anything to the contrary above, however, DeAM shall not seek reimbursement hereunder in the event that a Fund provides written notice to DeAM that it reasonably believes that such requests for reimbursement may materially limit the ability of the Fund or its Independent Trustees to obtain indemnification or advancement of expenses under existing or prior insurance policies with respect to matters other than the matters covered by this agreement. Any such notice shall specifically identify the basis for the Fund's reasonable belief.

The foregoing undertakings by DeAM are binding upon DeAM and each of its successors and assigns and shall survive the termination of any of the aforesaid Investment Advisory Agreements and shall inure to the successors and assigns of each Fund by merger or acquisition or otherwise.

If any term or provision of this agreement is held to be illegal or unenforceable, the remaining terms and provisions shall not be affected or impaired and the agreement shall be construed and


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

enforced so as to give effect to the intent manifested herein without reference to the unenforceable term or provision.

The rights of any Fund to indemnification and advancement of expenses under this agreement shall not be deemed to limit, supersede, or otherwise affect any other similar right under applicable law, any other agreement, or any policy of insurance, and each Fund at its sole option may seek and obtain indemnification and/or advancement of expenses by exercising any one or more of the foregoing rights in any order of preference or priority.

Each of the Funds, in its sole discretion, may assign the Fund's rights under this agreement to a third party, upon written notice to DeAM. DeAM shall not assign its obligations with respect to a Fund under this agreement to a third party, except with the written consent of the Fund, which consent may be withheld for any reason.

This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original for all purposes, but all of which together shall constitute one and the same agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this agreement. The parties agree to accept copies of the executed originals of this agreement, and of any notice provided in accordance herewith, as and in place of such originals.

No supplement, modification or amendment of this agreement shall be binding unless in writing executed by both DeAM and the Fund with respect to whom or which the amendment shall apply. No waiver of any of the provisions of this agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

This agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the choice of law or conflict of law principles thereof.



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

Please acknowledge your receipt and acceptance of the foregoing by signing the enclosed copy of this letter in the space provided below.

Very truly yours,

Deutsche Asset Management, Inc. and Investment Company Capital Corp.



By: _______________________________

Name: _____________________________

Title: ______________________________

The foregoing undertakings are hereby agreed to and accepted:

The Scudder Funds Listed on Exhibit A

                      By: _______________________________

                      Name: _____________________________

                     Title: ______________________________




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

                                                                       Exhibit A
                                                                       ---------
                                  SCUDDER FUNDS
                                (NEW YORK BOARD)

Scudder Advisor Funds, and its series:
         Cash Management Fund Investment
         Tax Free Money Fund Investment
         NY Tax Free Money Fund Investment
         Treasury Money Fund Investment
         International Equity Fund - Class A, B and C and Investment Class
         Mid Cap Growth Fund (formerly Mid Cap Fund) - Class A, B, C, and R and Investment Class and Institutional Class
         Lifecycle Mid Range Fund - Investment Class
         Lifecycle Short Range Fund - Investment Class
         Small Cap Growth Fund (formerly Small Cap Fund) - Class A, B, C and R and Investment Class
         PreservationPlus Income Fund - A and C Shares and Investment Class

Scudder Advisor Funds II, and its series:
         EAFE Equity Index Fund - Premier Class
         U.S. Bond Index Fund - Premier Class

Scudder Advisor Funds III, and its series:
         Money Market Fund - Investment Class
         Lifecycle Long Range Fund (formerly Asset Management Fund) - Premier Class, Investment Class
         PreservationPlus Fund - Investment Class and Institutional Class

Scudder Institutional Funds, and its series:
         Cash Management Fund - Institutional Class
         Cash Reserves Fund - Institutional Class
         Treasury Money Fund - Institutional Class
         International Equity Fund - Institutional Class I and Institutional Class II
         Equity 500 Index Fund - Premier Class, Investment Class
         Daily Assets Fund - Institutional Class

Scudder Investment Portfolios, and its series:
         U.S. Bond Index Portfolio
         EAFE(R) Equity Index Portfolio
         PreservationPlus Portfolio
         PreservationPlus Income Portfolio

Scudder Cash Management Portfolio

Scudder Treasury Money Portfolio

Scudder International Equity Portfolio

Scudder Equity 500 Index Portfolio


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



Scudder MG Investments Trust, and its series:
         International Select Equity Fund
         Emerging Markets Debt Fund
         Fixed Income Fund
         Municipal Bond Fund
         Short Duration Fund
         Short-Term Municipal Bond Fund
         High Income Plus Fund
         Micro Cap Fund
         Total Return Bond Fund

Scudder Investments VIT Funds, and its series:
         Equity 500 Index Fund
         EAFE Equity Index Fund
         Small Cap Index Fund
         Nasdaq - 100 Index Fund
         Global Biotechnology Fund
         U.S. Bond Index Fund
         Scudder Real Estate Securities Portfolio

Cash Reserve Fund, Inc. (formerly Deutsche Bank Alex. Brown Cash Reserve Fund, Inc.), and its series:
         Prime Series
         Treasury Series
         Tax-Free Series

Scudder Flag Investors Communications Fund, Inc.

Scudder Flag Investors Value Builder Fund, Inc.

Scudder Flag Investors Equity Partners Fund, Inc.

Scudder RREEF Real Estate Fund, Inc. (closed-end fund)

Scudder RREEF Real Estate Fund II, Inc. (closed-end fund)

Scudder RREEF Securities Trust, and its series:
         RREEF Real Estate Securities Fund

Scudder Investors Funds, Inc., and its series:
         Japanese Equity Fund
         Global Biotechnology Fund


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